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CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
State Farm Life Insurance Company


We hereby consent to the use in Post-Effective Amendment No. 6 of the Registration Statement of State Farm Life Insurance Company Variable Life Separate Account on Form S-6 (No. 333-19521) of our reports dated February 21, 2001 relating to the statutory financial statements of State Farm Life Insurance Company and the financial statements of the State Farm Life Insurance Company Variable Life Separate Account. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Chicago, Illinois

April 25, 2001